Exhibit 23.1


     We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Information" in the Registration Statement (Form SB-2 No. 333-29465) of BAB Holdings, Inc. dated August 6, 1997 which is incorporated into the Registration Statement on Form SB-2 and the related Prospectus of BAB Holdings, Inc., dated August 26, 1997. We also consent to the incorporation by reference therein of our report dated February 7, 1997, except for Note 13, as to which the date is June 16, 1997 for BAB Holdings, Inc. and our report dated October 30, 1996 for Bagels Unlimited, Inc. which are contained in the Registration Statement (Form SB-2 No. 333-29465) of BAB Holdings, Inc.

Ernst & Young, L.L.P.

Chicago, Illinois
August 26, 1997